Exhibit 10.58
Execution Version
STANDBY EQUITY PURCHASE AGREEMENT
THIS STANDBY EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of January 25, 2025, is made by and between YA II PN, LTD., a Cayman Islands exempt limited company (the “Investor”), and QUANTUM CORPORATION, a company incorporated under the laws of the State of Delaware (the “Company”). The Investor and the Company may be referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties desire that, upon the terms and subject to the conditions contained herein, the Company shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $200.0 million of shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”);
WHEREAS, the Common Shares are listed for trading on the Nasdaq Global Market under the symbol “QMCO”;
WHEREAS, the offer and sale of the Common Shares issuable hereunder will be made in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder; and
WHEREAS, in consideration of the Investor’s execution and delivery of this Agreement, the Company shall issue to the Investor the Commitment Shares pursuant to and in accordance with Section 11.04.
NOW, THEREFORE, the Parties hereto agree as follows:
Article I. Certain Definitions
Capitalized terms used in this Agreement meanings ascribed to such terms in Annex I hereto, which is hereby made a part hereof, or as otherwise set forth in this Agreement.
Article II. Advances
Section 2.01    Advances; Mechanics. Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, the Company, at its sole and exclusive discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall purchase from the Company, Advance Shares by the delivery to the Investor of Advance Notices on the following terms:
(a)    Advance Notice. At any time during the Commitment Period the Company may require the Investor to purchase Shares by delivering an Advance Notice to the Investor, subject to the satisfaction or waiver by the Investor of the conditions set forth in Annex II hereto, and in accordance with the following provisions:

(i)    The Company shall, in its sole discretion, select the number of Advance Shares, not to exceed the Maximum Advance Amount (unless otherwise agreed to in writing by the Company and the Investor), it desires to issue and sell to the Investor in each Advance Notice, the time it desires to deliver each Advance Notice, and the Pricing Period to be used.
(ii)    There shall be no mandatory minimum Advances and there shall be no non-usage fee for not utilizing the Commitment Amount or any part thereof.
(iii)    In connection with each Advance Notice, the Company shall provide irrevocable instructions to the Company’s transfer agent (in a form to be agreed by the Parties prior to the delivery of the first Advance Notice) to issue and deliver to the Investor a number of Advance Shares as set forth in the Settlement Document (as defined below), which number shall be equal to no greater than the number of Common Shares that the Company elected to sell to the Investor in such Advance Notice, upon receipt of the purchase price by the Company for such Advance Shares in cash in immediately available funds to an account designated by the Company in writing.
(b)    Date of Delivery of Advance Notice. Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A attached hereto. An Advance Notice selecting an Option 1 Pricing Period shall only be delivered on a Trading Day and shall be deemed delivered on the day such notice is received by e-mail. An Advance Notice selecting an Option 2 Pricing Period shall be deemed delivered on (i) the day it is received by the Investor if such notice is received by e-mail at or before 9:00 a.m. New York City time (or at such later time if agreed to by the Investor in its sole discretion), or (ii) the immediately succeeding day if it is received by e-mail after 9:00 a.m. New York City time. Upon receipt of an Advance Notice, the Investor shall promptly (and, with respect to an Advance Notice selecting an Option 1 Pricing Period, in no event more than one half hour after receipt) provide written confirmation (which may be by e-mail) of receipt of such Advance Notice, and which confirmation shall specify the commencement time of the applicable Pricing Period.
(c)    Advance Limitations, Regulatory. Regardless of the number of Advance Shares requested by the Company in an Advance Notice, the final number of Advance Shares to be issued and sold pursuant to such Advance Notice shall be reduced (if at all) in accordance with each of the following limitations:
(i)    Ownership Limitation; Commitment Amount. At the request of the Company, the Investor shall inform the Company of the number of Common Shares the Investor and each of its Affiliates beneficially owns. Notwithstanding anything to the contrary contained in this Agreement, the Investor shall not be obligated to purchase or acquire, and shall not purchase or acquire, any Common Shares under this Agreement which, when aggregated with all other Common Shares beneficially owned by the Investor and its Affiliates (as calculated pursuant to Section 13(d) of the

Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its Affiliates (on an aggregated basis) of a number of Common Shares exceeding 4.99% of the then-outstanding voting power or number of Common Shares (the “Ownership Limitation”). Upon the request of the Investor, the Company shall promptly (but no later than the next Business Day following such request on which the transfer agent for the Common Shares is open for business) confirm orally or in writing to the Investor the number of Common Shares then outstanding. The Investor agrees to use commercially reasonable efforts to sell most of the Advance Shares issued to it pursuant to any Advance hereunder within a reasonable time following the date on which the Advance Closing to which such Advance relates occurs, to the extent practicable based on market conditions. In connection with each Advance Notice delivered by the Company, any portion of an Advance that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Shares issued and sold to the Investor hereunder to exceed the Commitment Amount shall automatically be withdrawn with no further action required by the Company, and such Advance Notice shall be deemed automatically modified to reduce the number of Advance Shares requested by an amount equal to such withdrawn portion; provided that, in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.
(ii)    Registration Limitation. In no event shall an Advance exceed the number of Common Shares registered in respect of the transactions contemplated hereby under the Registration Statement then in effect (the “Registration Limitation”). In connection with each Advance Notice, any portion of an Advance that would exceed the Registration Limitation shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of such Advance Notice; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.
(iii)    Compliance with Rules of Principal Market. Notwithstanding anything to the contrary herein, the Company shall not effect any sales under this Agreement and the Investor shall not have the obligation to purchase Advance Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Shares issued under this Agreement would exceed 1,157,139 (representing 19.99% of the aggregate number of Shares issued and outstanding as of the Effective Date of this Agreement (subject to adjustment for any stock splits, combinations or the like)), calculated in accordance with the rules of the Principal Market, which number shall be reduced, on a share-for-share basis, by the number of Common Shares issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by this Agreement under the applicable rules of the Principal Market (such maximum number of shares, the “Exchange Cap”); provided that the Exchange Cap will not apply if (a) the Company’s stockholders have approved the issuance of Common Shares pursuant to this Agreement in excess of the Exchange Cap in accordance with the rules of the Principal Market, (b) the Average Price of all applicable sales of Shares hereunder (including any sales covered by an Advance Notice that has been delivered prior to the determination of whether this clause (b) applies) equals or exceed $32.57 per share (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the Effective Date and (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the Effective Date), or (c) as to any Advance, the issuance of Advance Shares in respect of such Advance would be excluded from the Exchange Cap under the rules of the Principal Market (or interpretive guidance provided by the Principal Market with respect thereto) in effect as of the date of determination of whether this clause (c) applies. In connection with each Advance Notice, any portion of an Advance that would exceed the Exchange Cap (if applicable) shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of such Advance Notice. For avoidance of doubt, the Company may, but shall be under no obligation to, request its stockholders to approve the issuance of Shares as contemplated by this Agreement; provided that, if stockholder approval is not obtained in accordance with this Agreement, the Exchange Cap shall be applicable for all purposes of this Agreement and the transactions contemplated hereby at all times during the term of this Agreement.
(iv)    Volume Threshold. In connection with an Advance Notice where the Company selects an Option 1 Pricing Period, if the total number of Common Shares traded on the Principal Market during the applicable Pricing Period is less than the Volume Threshold, then the number of Shares issued and sold pursuant to such Advance Notice shall be reduced to the greater of (a) 30% of the trading volume of the Common Shares on the Principal Market during such Pricing Period as reported by Bloomberg L.P. and (b) the number of Common Shares sold by the Investor during such Pricing Period.
(d)     Minimum Acceptable Price.
(i)    With respect to each Advance Notice selecting an Option 2 Pricing Period, the Company may notify the Investor of the Minimum Acceptable Price with respect to such Advance by indicating a Minimum Acceptable Price in such Advance Notice. If no Minimum Acceptable Price is specified in an Advance Notice, then no Minimum Acceptable Price shall be in effect in connection with such Advance. Each Trading Day during an Option 2 Pricing Period for which (A) with respect to each Advance Notice with a Minimum Acceptable Price, the VWAP of the Common Shares is below the Minimum Acceptable Price in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), shall result in an automatic reduction to the number of Advance Shares set forth in such Advance Notice by 33% (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day shall be excluded from the Option 2 Pricing Period for purposes of determining the Option 2 Market Price.
(ii)    The total number of Advance Shares in respect of each Advance with any Excluded Day(s) (after reductions have been made to arrive at the Adjusted Advance Amount) shall be automatically increased by such number of Common Shares (the “Additional Shares”) equal to the greater of (a) the number of Advance Shares sold by the Investor on such Excluded Day(s), if any, and (b) with the Company’s consent, such number of Common Shares elected to be subscribed for by the Investor, and the subscription price per share for each Additional Share shall be equal to the Minimum Acceptable Price in effect with respect to such Advance Notice multiplied by 97%; provided that this increase shall not cause the total number of Advance Shares to exceed the amount set forth in the applicable Advance Notice or any limitations set forth in Section 2.01(c).
(e)    Unconditional Contract. Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that, upon the Investor’s receipt of a valid Advance Notice from the Company, the Parties shall be deemed to have entered into an unconditional contract binding on both Parties for the purchase and sale of the applicable number of Advance Shares pursuant to such Advance Notice in accordance with the terms of this Agreement and, (i) subject to Applicable Laws and (ii) subject to Section 3.10, the Investor may sell Common Shares during the Pricing Period for such Advance Notice (including with respect to any Advance Shares subject to such Pricing Period).
Section 2.02    Closings. The closing of each Advance and each sale and purchase of Advance Shares (each, a “Closing”) shall take place as soon as practicable on or after each Advance Date in accordance with the procedures set forth below. The Parties acknowledge that the Purchase Price is not known at the time the Advance Notice is delivered (at which time the Investor is irrevocably bound) but shall be determined on each Closing based on the daily prices of the Common Shares that are the inputs to the determination of the Purchase Price as set forth further below (provided that, for the purposes of determining the daily VWAP for any Trading Day, the Parties may use only a specified period withing a Trading Day upon mutual consent). In connection with each Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:
(a)    On each Advance Date, the Investor shall deliver to the Company a written document, in the form attached hereto as Exhibit B (each a “Settlement Document”), setting forth the final number of Advance Shares to be purchased by the Investor (taking into account any adjustments pursuant to Section 2.01), the Market Price, the Purchase Price, the aggregate proceeds to be paid by the Investor to the Company, and a report by Bloomberg, L.P. indicating the VWAP for each of the Trading Days during the Pricing Period (or, if not reported on Bloomberg, L.P., another reporting service reasonably agreed to by the Parties), in each case, in accordance with the terms and conditions of this Agreement.
(b)    Promptly after receipt of the Settlement Document with respect to each Advance (and, in any event, not later than one Trading Day after such receipt), the Investor shall pay to the Company the aggregate purchase price of the Advance Shares (as set forth in the Settlement Document) in cash in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested. Promptly upon receipt of the funds, the Company shall cause its transfer agent to electronically transfer such number of Advance Shares to be purchased by the Investor (as set forth in the Settlement Document) by crediting the Investor’s account or its designee’s account at the Depository Trust Company (“DTC”) through its Deposit Withdrawal at Custodian System (“DWAC”) or by such other means of delivery as may be mutually agreed upon by the Parties, and transmit notification to the Investor that such share transfer has been requested, or that such transfer is required due to the prior delivery of irrevocable instructions with respect to such Advance Notice. No fractional shares shall be issued, and any fractional shares that would otherwise be issued in connection with an Advance shall be rounded to the next higher whole number of shares. Subject to Section 2.02(c), to facilitate the transfer of the Advance Shares by the Investor, the Advance Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering the resale of such Advance Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Advance Shares pursuant to the Plan of Distribution set forth in the Prospectus included in the applicable Registration Statement and otherwise in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).
(c)    Notwithstanding any other provision of this Agreement, the certificate(s) or book-entry statement(s) representing the Commitment Shares issued prior to the date the Registration Statement is declared effective by the SEC shall bear a restrictive legend in substantially the following form (and stop transfer instructions may be placed against transfer of such shares):
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY HAVE BEEN SOLD IN RELIANCE UPON AN

EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”
(d)    On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.
(e)    Notwithstanding anything to the contrary in this Agreement, if on any day during the Pricing Period (i) the Company notifies the Investor that a Material Outside Event has occurred, or (ii) the Company notifies the Investor of a Black Out Period, the Parties agree that the pending Advance shall end and the final number of Advance Shares to be purchased by the Investor at the Closing for such Advance shall be equal to the number of Advance Shares sold by the Investor during the applicable Pricing Period prior to the notification from the Company of a Material Outside Event or Black Out Period.
Section 2.03    Hardship.
(a)    In the event the Company fails to perform its obligations as mandated in this Agreement after the Investor’s receipt of an Advance Notice, the Company agrees that, in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage or expense (including reasonable and documented out-of-pocket legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to Applicable Laws and other rules of the SEC and the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.
(b)    In the event the Company provides an Advance Notice and the Investor fails to perform its obligations as mandated in this Agreement, the Investor agrees that, in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Company is entitled at law or in equity, including, without limitation, specific performance, it will hold the Company harmless against any loss, claim, damage or expense (including reasonable and documented out-of-pocket legal fees and expenses), as incurred, arising out of or in connection with such default by the Investor and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to Applicable Laws and other rules of the SEC and the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.
Section 2.04    Completion of Resale Pursuant to the Registration Statement. After the Investor has purchased the full Commitment Amount and has completed the subsequent resale of the full Commitment Amount pursuant to the Registration Statement, the Investor will notify the Company in writing (which may be by e-mail) that all subsequent resales are completed and the Company will be under no further obligation to maintain the effectiveness of the Registration Statement.
Article III. Representations and Warranties of the Investor
The Investor represents and warrants to the Company, as of the date hereof, as of each Advance Notice Date and as of each Advance Date, that:
Section 3.01    Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party, including all transactions contemplated hereby and thereby, and to purchase or acquire the Shares in accordance with the terms hereof. The decision to invest and the execution and delivery of the Transaction Documents to which it is a party by the Investor, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized and require no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver the Transaction Documents to which the Investor is a party and all other instruments on behalf of the Investor or its shareholders. This Agreement and the other Transaction Documents to which the Investor is a party have been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.
Section 3.02    Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Shares and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.
Section 3.03    No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review the Transaction Documents and the transactions contemplated by the Transaction Documents with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.

Section 3.04    Investment Purpose. The Investor is acquiring the Common Shares for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, in violation of the Securities Act or any applicable state securities laws; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a Registration Statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor agrees not to sell, hypothecate or otherwise transfer the Shares except pursuant to the Registration Statement in which the resale of such Shares is registered under the Securities Act, in a manner described under the caption “Plan of Distribution” in such Registration Statement, and in a manner in compliance with all applicable federal and state securities laws, rules and regulations, or unless, in the opinion of counsel satisfactory to the Company, an exemption from such registration is available. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares. The Investor is acquiring the Shares hereunder in the ordinary course of its business The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any Prospectus or Prospectus Supplement to the extent required by applicable law.
Section 3.05    Accredited Investor. The Investor is an “accredited investor” as that term is defined in Rule 501(a)(3) of Regulation D.
Section 3.06    Reliance on Exemptions. The Investor understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares.
Section 3.07    No Governmental Review. The Investor understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of an investment in the Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Shares.
Section 3.08    Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor acknowledges and agrees that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement. The Investor understands that its investment involves a high degree of risk. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.
Section 3.09    Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company or any “affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act).
Section 3.10    No Prior Short Sales. Neither the Investor nor any of its affiliates or any Person acting on behalf of or pursuant to any understanding with the Investor or any of its affiliates has, directly or indirectly engaged in any transactions in the securities of the Company (including, without limitation, any “short sales” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) or hedging transactions) involving the Company’s securities) during the period commencing as of the time that the Investor was first in contact with the Company or the Company’s agents regarding the specific investment in the Company contemplated by this Agreement and ending immediately prior to the execution of this Agreement.
Section 3.11    General Solicitation. The Investor is not purchasing or acquiring the Shares as a result of, and neither the Investor nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in, any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Common Shares by the Investor.
Article IV. Representations and Warranties of the Company
Except as set forth in the SEC Documents, the Company represents and warrants to the Investor, as of the date hereof, each Advance Notice Date and each Advance Date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as written as of such certain date), that:
Section 4.01    Organization and Qualification. The Company and each of its Subsidiaries is an entity duly organized and validly existing and in good standing (to the extent applicable) under the laws of their respective jurisdiction of organization, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.02    Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Shares) have been or (with respect to consummation) will be duly authorized by the Company and no further consent or authorization will be required by the Company, its board of directors or its stockholders. This Agreement and the other Transaction Documents to which the Company is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will constitute) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, and except as rights to indemnification and to contribution may be limited by federal or state securities law.
Section 4.03    Authorization of the Shares. The Shares to be issued under this Agreement have been, or with respect to Shares to be purchased by the Investor pursuant to an Advance Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and non-assessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act. The Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus.
Section 4.04    No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Shares) will not (i) result in a violation of the articles of incorporation or other organizational documents of the Company or its Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such conflicts, defaults or violations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.05    SEC Documents. The Company has filed all SEC Documents required to be filed by it with the SEC pursuant to the Exchange Act within the last 12 months and all such SEC Documents required to be filed within the last 12 months (or since the Company has been subject to the requirements of Section 12 of the Exchange Act, if shorter) have been made on a timely basis (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act). The Company has delivered or made available to the Investor, through the SEC’s website at

http://www.sec.gov, true and complete copies of such SEC Documents. As of their respective dates (or, with respect to any filing that has been amended or superseded, on the date of such amendment or superseding filing), each of such SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 4.06    Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the SEC Documents required to be filed by the Company with the SEC pursuant to the Exchange Act within the last 24 months, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act (as applicable) and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except for (i) such adjustments to accounting standards and practices as are noted therein, (ii) in the case of unaudited interim financial statements, to the extent such financial statements may not include footnotes required by GAAP or may be condensed or summary statements, and (iii) such adjustments that are not material, either individually or in the aggregate) during the periods involved; the other financial and statistical data with respect to the Company and its Subsidiaries contained or incorporated by reference in the SEC Documents required to be filed by the Company with the SEC pursuant to the Exchange Act within the last 24 months are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents required to be filed by the Company with the SEC pursuant to the Exchange Act within the last 24 months that are not included or incorporated by reference as required; the Company and its Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents required to be filed by the Company with the SEC pursuant to the Exchange Act within the last 24 months (excluding the exhibits thereto); and all disclosures contained or incorporated by reference in the SEC Documents required to be filed by the Company with the SEC pursuant to the Exchange Act within the last 24 months regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents required to be filed by the Company with the SEC pursuant to the Exchange Act within the last 24 months fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.
Section 4.07    Registration Statement and Prospectus. Each Registration Statement, if and when filed, and the offer and sale of Shares as contemplated hereby, will meet the requirements of

Rule 415 under the Securities Act and will comply in all material respects with said Rule. Any contracts or other documents that are required to be described in a Registration Statement or a Prospectus, or to be filed as exhibits to a Registration Statement, will be so described or filed. The Company has not distributed and, prior to the later to occur of each Advance Date and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than a Registration Statement, the Prospectus contained therein, and any required prospectus supplement, in each case as reviewed and consented to by the Investor, which consent shall not be unreasonably withheld, delayed or conditioned.
Section 4.08    No Misstatement or Omission. Each Registration Statement, when it became or becomes effective, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus and Prospectus Supplement will not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.
Section 4.09    Conformity with Securities Act and Exchange Act. Each Registration Statement and each Prospectus, or any amendment or supplement thereto, when such documents are filed with the SEC under the Securities Act or become effective under the Securities Act, as the case may be, will conform in all material respects with the requirements of the Securities Act.
Section 4.10    Equity Capitalization.
(a)    As of the date hereof, the authorized capital of the Company consists of 225,000,000 Common Shares and 20,000,000 shares of preferred stock (“Preferred Stock”). As of the date hereof, the Company had 5,788,592 Common Shares outstanding and no shares of Preferred Stock outstanding.
(b)    The Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are currently listed on the Principal Market under the trading symbol “QMCO.” The Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act or delisting the Common Shares from the Principal Market, nor has the Company received any notification that the SEC or the Principal Market is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of the Principal Market in all material respects.
(c)    Except as disclosed in the SEC Documents and pursuant to incentive compensation and similar arrangements of the Company or any of its Subsidiaries: (i) except as has been validly waived or complied with, none of the Company’s or any Subsidiary’s shares, interests or capital stock is subject to preemptive rights or any other similar rights or liens suffered or permitted by the Company or any Subsidiary; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares, interests or capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares, interests or capital stock of the Company or any of its Subsidiaries; (iii) except as has been validly waived or complied with, there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act (except pursuant to this Agreement); (iv) there are no outstanding securities of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; and (v) there are no securities containing antidilution or similar provisions that will be triggered by the issuance of the Shares.
Section 4.11    Intellectual Property Rights. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted; (ii) to the knowledge of the Company, the Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets; and (iii) to the knowledge of the Company, there is no material claim, action or proceeding being made, brought against, or threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement.
Section 4.12    Employee Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is involved in any material labor dispute and, to the knowledge of the Company or any of its Subsidiaries, no such dispute is threatened.
Section 4.13    Environmental Laws. The Company and its Subsidiaries (i) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws, (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval, except, in each of the foregoing clauses (i), (ii) and (iii), as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all applicable U.S. federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
Section 4.14    Title. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company (or its Subsidiaries) has indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company, and (ii) any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.
Section 4.15    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged and (ii) the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires, or to obtain similar coverage from similar insurers as may be necessary to continue its business.
Section 4.16    Regulatory Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate U.S. federal, state or foreign regulatory authorities necessary to own their respective businesses, and (ii) neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.
Section 4.17    Internal Accounting Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Section 4.18    Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Shares or any of the Company’s Subsidiaries, where an unfavorable decision, ruling or finding would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.19    Tax Status. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. The Company has not received written notification of any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim where the failure to pay would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.20    Certain Transactions. To the knowledge of the Company, none of the officers or directors of the Company is presently a party to any transaction with the Company that would be required to be disclosed as a related party transaction pursuant to Rule 404 of Regulation S-K promulgated under the Securities Act that is not so disclosed.
Section 4.21    Dilution. The Company is aware and acknowledges that the issuance of the Shares hereunder could cause dilution to existing stockholders and could significantly increase the outstanding number of Common Shares.
Section 4.22    Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s-length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder, and that any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it shall not be able to request Advances under this Agreement if a Registration Statement is not effective or if any issuances of Advance Shares pursuant to any Advances would violate any rules of the Principal Market. The Company acknowledges and agrees that it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement.
Section 4.23    Relationship of the Parties. Neither the Company or any of its Subsidiaries nor , to the Company’s knowledge, any of its affiliates, is a client or customer of the Investor and neither the Investor nor, to the Company’s knowledge, any of its affiliates has provided, or will provide, any services to the Company or its Subsidiaries other than as contemplated hereby. The Company acknowledges that the Investor’s relationship to the Company is solely as an investor as provided for in the Transaction Documents.

Section 4.24    Forward-Looking Statements. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or a Prospectus will be made or reaffirmed without a reasonable basis or will be disclosed other than in good faith.
Section 4.25    Compliance with Applicable Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with Applicable Laws and (ii) the Company has not received a notice of non-compliance by any director, officer, or employee of the Company or any Subsidiary or, to the Company’s knowledge, any agent, Affiliate or other person acting on behalf of the Company or any Subsidiary, with Applicable Laws, and is not aware of any pending change or contemplated change to any Applicable Laws with respect to the Company.
Section 4.26    Sanctions Matters. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer or controlled Affiliate of the Company or any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is, (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authorities with jurisdiction over the Company and its Subsidiaries, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea, Zaporizhzhia and Kherson regions of Ukraine, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Russia, Sudan and Syria (the “Sanctioned Countries”)). Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the sale of Advance Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) for the purpose of funding or facilitating any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country or (b) in any other manner that will knowingly result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past five years, neither the Company nor any of its Subsidiaries has engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was a Sanctioned Country. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer or controlled Affiliate of the Company or any of its Subsidiaries, has ever had funds blocked by a United States bank or financial institution, temporarily or otherwise, as a result of OFAC concerns.
Article V. Indemnification
The Investor and the Company represent to the other the following with respect to itself:

Section 5.01    Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor, its investment manager, Yorkville Advisors Global, LP, and their respective Affiliates, and each of the foregoing’s respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls any of the foregoing within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented out-of-pocket expenses in connection therewith, and including reasonable and documented out-of-pocket attorneys’ fees and disbursements (the “Indemnified Liabilities”), in each case, incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to: (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related Prospectus, or in any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Laws, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities permissible under Applicable Laws.
Section 5.02    Indemnification by the Investor. In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, stockholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of or relating to: (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the

Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. To the extent that the foregoing undertaking by the Investor may be unenforceable under Applicable Laws, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities permissible under Applicable Laws.
Section 5.03    Notice of Claim. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article V, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article V except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third-party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, as applicable, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due, subject to receipt by the indemnifying party of an undertaking to repay any amounts that such party is untimely not entitled to receive as indemnification pursuant to this Agreement.
Section 5.04    Remedies. The remedies provided for in this Article V are not exclusive and shall not limit any right or remedy that may be available to any indemnified person at law or equity. The obligations of the parties to indemnify or make contribution under this Article V shall survive expiration or termination of this Agreement. Notwithstanding anything to the contrary under this Agreement or Applicable Laws, no party shall be entitled to any indemnification pursuant to this Article V (other than claims for any damages resulting from fraud) until the aggregate amount of all such damages that would otherwise be indemnifiable to such party equals or exceeds $25,000 (the “Basket”), at which time such party shall be entitled to indemnification for the full amount of all damages (including all damages incurred prior to exceeding the Basket).
Section 5.05    Limitation of Liability. Notwithstanding the foregoing, no party shall seek, nor shall any party be entitled to recover from any other party (or such party be liable for), punitive, indirect, incidental, consequential or exemplary damages.
Article VI.
Covenants
The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Commitment Period:
Section 6.01    Registration Statement.
(a)    Filing of a Registration Statement. The Company shall prepare and submit or file with the SEC a Registration Statement, or multiple Registration Statements for the resale by the Investor of the Registrable Securities. The Company in its sole discretion may choose when to file such Registration Statements; provided, however, that the Company shall not have the ability to request any Advances until the effectiveness of a Registration Statement.
(b)    Maintaining a Registration Statement. The Company shall use commercially reasonable efforts to maintain the effectiveness of any Registration Statement that has been declared effective at all times during the Commitment Period; provided, however, that if the Company has received notification pursuant to Section 2.04 that the Investor has completed resales of Shares pursuant to the Registration Statement for the full Commitment Amount, then the Company shall be under no further obligation to maintain the effectiveness of the Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall use commercially reasonable efforts to ensure that, when filed, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the Prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of Prospectuses, in the light of the circumstances in which they were made) not misleading. During the Commitment Period, the Company shall notify the Investor promptly if (i) the Registration Statement shall cease to be effective under the Securities Act, (ii) the Common Shares shall cease to be authorized for listing on the Principal Market, (iii) the Common Shares cease to be registered under Section 12(b) or Section 12(g) of the Exchange Act or (iv) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act. During such time that the Investor is informed that the Registration Statement is no longer effective, the Investor agrees not to sell any Common Shares pursuant to such Registration Statement, but may sell shares pursuant to an exemption from registration, if available, subject to the Investor’s compliance with Applicable Laws.
(c)    Filing Procedures. The Company shall (A) permit counsel to the Investor an opportunity to review and comment upon (i) each Registration Statement at least one Trading Day prior to its filing with the SEC and (ii) all amendments and supplements to each Registration Statement (including, without limitation, the Prospectus contained therein) (except for amendments or supplements caused by the filing of any Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports or Prospectus Supplements or post-effective amendments to Registration Statements, the contents of which are limited to that set forth in such reports) at least one Trading Day prior to their filing with the SEC (in each of which cases, if such document contains material non-public information as consented to by the Investor pursuant to Section 6.19, the information provided to the Investor will be kept strictly confidential until filed), and (B) shall reasonably consider any comments of the Investor and its counsel on any such Registration Statement or amendment or supplement thereto or to any Prospectus contained therein provided within 24 hours of the Investor’s receipt of such documents. If the Investor fails to provide comments to the Company within such 24-hour period, then the Registration Statement, related amendment or related supplement, as applicable, shall be deemed accepted by the Investor in the form originally delivered by the Company to the Investor. The Company shall promptly furnish to the Investor, without charge, (i) after the same is prepared and filed with the SEC, one electronic copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by the Investor, and all exhibits and (ii) upon the effectiveness of each Registration Statement, one electronic copy of the Prospectus included in such Registration Statement and all amendments and supplements thereto; provided, however, the Company shall not be required to furnish any document to the extent such document is available on EDGAR.

(d)    Amendments and Other Filings. The Company shall use commercially reasonable efforts to: (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related Prospectus used in connection with such Registration Statement, which Prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Commitment Period, and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement (subject to the terms of this Agreement), and as so supplemented or amended to be filed pursuant to Rule 424 promulgated under the Securities Act; (iii) provide the Investor with electronic copies of all correspondence from and to the SEC relating to a Registration Statement (provided that the Company may excise any information contained therein that would constitute material non-public information); and (iv) comply with the provisions of the Securities Act with respect to the disposition of all Shares covered by such Registration Statement until such time as all of such Shares shall have been disposed of in accordance with the intended methods of disposition by the Investor as set forth in such Registration Statement. In the case of amendments and supplements to a Registration Statement that are required to be filed pursuant to this Agreement (including pursuant to this Section 6.01(d) by reason of the Company’s filing a report on Form 10-K, Form 10-Q, or Form 8-K or any analogous report under the Exchange Act, the Company shall use commercially reasonable efforts to file such report in a Prospectus Supplement filed pursuant to Rule 424 promulgated under the Securities Act to incorporate such filing into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC either on the day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement, if feasible, or shall otherwise use its commercially reasonable efforts to file it promptly thereafter.
(e)    Blue-Sky. The Company shall use its commercially reasonable efforts to, if required by Applicable Laws, (i) register and qualify the Shares covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its certificate of incorporation or bylaws or any other organizational documents of the Company or any of its Subsidiaries, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.01(e), (y) subject itself to taxation in any such jurisdiction, or (z) file a consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the

Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.
Section 6.02    Suspension of Registration Statement.
(a)    Establishment of a Black Out Period. During the Commitment Period, the Company from time to time may suspend the use of the Registration Statement by written notice to the Investor in the event that the Company determines in its sole discretion in good faith that such suspension is necessary to (i) delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (ii) amend or supplement the Registration Statement or Prospectus or Prospectus Supplement so that such Registration Statement or Prospectus or Prospectus Supplement shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of any Prospectus or Prospectus Supplement, in light of the circumstances under which they were made, not misleading (a “Black Out Period”).
(b)    No Sales by Investor During the Black Out Period. During such Black Out Period, the Investor agrees not to sell any Common Shares of the Company pursuant to such Registration Statement, but may sell shares pursuant to an exemption from registration, if available, subject to the Investor’s compliance with Applicable Laws.
(c)    Limitations on the Black Out Period. The Company shall not impose any Black Out Period that exceeds 30 consecutive days, and during any 12-month period such Black Out Periods shall not exceed an aggregate of 60 days. In addition, the Company shall not deliver any Advance Notice during any Black Out Period. If the public announcement of such material, non-public information is made during a Black Out Period, the Black Out Period shall terminate immediately after such announcement, and the Company shall immediately notify the Investor of the termination of the Black Out Period.
Section 6.03    Listing of Common Shares. As of each Advance Notice Date and the relevant Advance Date, the Shares to be sold by the Company from time to time hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market, subject to official notice of issuance.
Section 6.04    Opinion of Counsel. Prior to the date of the delivery by the Company of the first Advance Notice, the Investor shall have received an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.
Section 6.05    Exchange Act Registration. The Company will use commercially reasonable efforts to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.

Section 6.06    Transfer Agent Instructions. During the Commitment Period (or such shorter time as permitted by Section 2.04 of this Agreement), at any time while there is a Registration Statement in effect for this transaction, and subject to Applicable Laws, the Company shall use commercially reasonable efforts to cause the transfer agent for the Common Shares to remove restrictive legends from Advance Shares purchased by the Investor pursuant to this Agreement, including, if necessary, by causing legal counsel for the Company to deliver an opinion; provided that the Company and its counsel shall have been furnished with such documents as they may require for the purpose of enabling them to render the opinions or make the statements requested by the transfer agent, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the covenants, obligations or conditions, contained herein.
Section 6.07    Corporate Existence. The Company will use commercially reasonable efforts to preserve and continue the corporate existence of the Company during the Commitment Period.
Section 6.08    Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. The Company will promptly notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus relating to an offering of Shares (in each of which cases the information provided to the Investor will be kept strictly confidential): (i) except for requests made in connection with SEC or other U.S. federal or state governmental authority investigations disclosed in the SEC Documents, receipt of any request for additional information by the SEC or any other U.S. federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or such documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that, in the case of the related Prospectus or such other documents, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law (and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus); (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be required under Applicable Laws; (vi) the Common Shares shall cease to be authorized for listing on the Principal Market; or (vii) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act. The Company shall not deliver to the Investor any Advance Notice, and the Company shall not sell any Shares pursuant to any pending Advance Notice (other than as required pursuant to Section 2.02(d)), during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (vii), inclusive, a “Material Outside Event”).
Section 6.09    Issuance of the Shares. The issuance and sale of the Shares hereunder shall be made in accordance with the provisions and requirements of Section 4(a)(2) of the Securities Act and any applicable state securities law.
Section 6.10    Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including, but not limited to, (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each Prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance doubt, the fees and disbursements of the Investor’s counsel, accountants and other advisors), (iv) the qualification of the Shares under applicable securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the printing and delivery of copies of any Prospectus and any amendments or supplements thereto requested by the Investor, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, and (vii) filing fees of the SEC and the Principal Market.
Section 6.11    Current Report. The Company shall, not later than 5:30 p.m., New York City time, on the fourth Business Day after the date of this Agreement, file with the SEC a Current Report on Form 8-K describing all the material terms of the transactions contemplated by the Transaction Documents in the form required by the Exchange Act and attaching all the material Transaction Documents required to be filed with such Current Report on Form 8-K (including any exhibits thereto, the “Current Report”). The Company shall provide the Investor and its legal counsel a reasonable opportunity to comment on a draft of the Current Report, including any exhibits to be filed related thereto, as applicable, prior to filing the Current Report with the SEC and shall reasonably consider all such comments. Notwithstanding anything contained in this Agreement to the contrary, the Company expressly agrees that from and after the filing of the Current Report with the SEC, the Company shall have publicly disclosed all material, non-public information provided to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated herein. The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Investor with any material, non-public information regarding the Company or any of its Subsidiaries without the express prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion and, if granted, must include an agreement to keep such information confidential until publicly disclosed). Notwithstanding anything contained in this Agreement to the contrary, the Company expressly agrees that it shall publicly disclose in the Current Report or otherwise make publicly available any information communicated to the Investor by or, to the knowledge of the Company, on behalf of the Company in connection with the transactions contemplated by the Transaction Documents, which, following the Effective Date would, if not so disclosed, constitute material, non-public information regarding the Company or its Subsidiaries (it being represented by the Company that this provision shall be satisfied with the filing of this Agreement in the Current Report). The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Shares. In addition, effective upon the filing of the Current Report, the Company acknowledges and agrees that any and all confidentiality or similar obligations in effect with respect to the transactions contemplated hereby under any agreement between the Company, any of its Subsidiaries or any of their respective officers, directors, Affiliates, employees or agents, on the one hand, and the Investor or any of its officers, directors, Affiliates, employees or agents known by the Company to be an Affiliate of the Investor, on the other hand, shall terminate.
Section 6.12    Advance Notice Limitation. The Company shall not deliver an Advance Notice if a stockholder meeting (other than an annual stockholder meeting) or corporate action date, or the record date for any stockholder meeting (other than the record date for an annual stockholder meeting) or any corporate action date, would fall during the period beginning two Trading Days prior to the date of delivery of such Advance Notice and ending two Trading Days following the Closing of such Advance.
Section 6.13    Use of Proceeds. The proceeds from the sale of the Advance Shares by the Company to the Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to this Agreement. Neither the Company nor any Subsidiary will, directly or knowingly indirectly, use the proceeds of the transactions contemplated herein, or lend, contribute, facilitate or otherwise make available such proceeds to any Person (i) to fund, either directly or knowingly indirectly, any activities or business of or with any Person that is identified on the list of Specially Designated Nationals and Blocker Persons maintained by OFAC, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions or Sanctions Programs, or (ii) in any other manner that would reasonably be expected to result in a violation of Sanctions or Applicable Laws.
Section 6.14    Compliance with Laws. The Company shall use commercially reasonable efforts to comply in all material respects with all Applicable Laws.
Section 6.15    Market Activities. Neither the Company, nor any Subsidiary, nor any of their respective officers, directors or controlling persons, will, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Shares or (ii) sell, bid for, or purchase Shares in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Shares.
Section 6.16    Trading Information. Upon the Company’s request, the Investor agrees to provide the Company with trading reports setting forth the number and average sales prices of Common Shares sold by the Investor during the prior trading week.
Section 6.17    Selling Restrictions. Except as expressly set forth below, the Investor covenants that from and after the date hereof through and including the Trading Day next following the expiration or termination of this Agreement as provided in Section 9.01 (the “Restricted Period”), none of the Investor, any of its officers, or any entity managed or controlled by the Investor (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, (i) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, which establishes a net short position with respect to any securities of the Company (including the Common Shares), with respect to each of clauses (i) and (ii) hereof, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) any Common Shares; or (2) selling a number of Common Shares equal to the number of Advance Shares that such Restricted Person is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from the Company or the transfer agent pursuant to this Agreement.
Section 6.18    Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect. Without the consent of the Investor, the Company shall not have the right to assign or transfer any of its rights or provide any third party the right to bind or obligate the Company, to deliver Advance Notices or effect Advances hereunder.
Section 6.19    Non-Public Information. The Company covenants and agrees that, other than as expressly required by this Agreement, it shall refrain from disclosing, and shall use its commercially reasonable efforts to cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information (as determined under the Securities Act, the Exchange Act, or the rules and regulations of the SEC) to the Investor without also disseminating such information to the public, unless, prior to disclosure of such information, the Company identifies such information as being material non-public information and the Investor agrees in writing to accept such material non-public information for review. Unless specifically agreed to in writing, in no event shall the Investor have a duty of confidentiality or be deemed to have agreed to maintain information in confidence, with respect to the delivery of any Advance Notices.
Section 6.20    No Frustration. The Company shall not enter into any agreement, plan, arrangement or transaction the terms of which would restrict, materially delay, conflict with or impair the ability of the Company to perform its obligations under this Agreement in connection with any outstanding Advance Notice, including, without limitation, the obligation of the Company to deliver the Advance Shares to the Investor in respect of such Advance Notice.

Section 6.21    Broker-Dealer Relationships. The Investor shall, from time to time, provide the Company and the Company’s transfer agent with all information regarding any broker-dealer used to effectuate sales of Shares that it may purchase pursuant to this Agreement (each, a “Broker-Dealer”) as reasonably requested by the Company and for which such information is required in order for the Company to carry out its obligations under this Agreement or comply with any Applicable Laws. The Investor shall be solely responsible for all fees and commissions of the Broker-Dealer (if any), and shall be responsible for designating a DTC participant eligible to receive Shares through the DWAC.
Article VII.
Non-Exclusive Agreement
Notwithstanding anything contained herein, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.
Article VIII.
Choice of Law/Jurisdiction; Waiver of Jury Trial
Section 8.01    This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of New York, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of New York. The Parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.
Section 8.02    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, THE PERFORMANCE THEREOF OR THE FINANCINGS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT

BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.
Article IX. Termination
Section 9.01    Termination.
(a)    Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earlier of (i) the 36-month anniversary of the Effective Date and (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Advance Shares equal to the Commitment Amount.
(b)    The Company may terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Advance Notices, the Advance Shares under which have yet to be issued, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.
(c)    Nothing in this Section 9.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement prior to the valid termination hereof, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement prior to the valid termination hereof. The indemnification provisions contained in Article V shall survive termination hereunder.
Article X. Notices
Other than with respect to Advance Notices, which must be in writing delivered in accordance with Section 2.01(b) and will be deemed delivered on the day set forth in Section 2.01(b), any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally, (ii) upon receipt, when sent by e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day, (iii) five days after being sent by U.S. certified mail, return receipt requested, or (iv) one day after deposit with a nationally recognized overnight delivery service; in each case, properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications (except for Advance Notices which shall be delivered in accordance with Exhibit A attached hereto) shall be:

If to the Company, to:	Quantum Corporation 224 Airport Parkway, Suite 550 San Jose, CA 95110 Attn: Brian Cabrera E-mail:

With copies (which shall not constitute notice or delivery of
process) to:	Latham & Watkins LLP 555 Eleventh Street, N.W., Suite 1000 Washington, DC 20004 Attn: Christopher J. Clark E-mail: christopher.j.clark@lw.com

If to the Investor:	YA II PN, Ltd. 1012 Springfield Avenue Mountainside, NJ 07092 Attn: Mark Angelo E-mail:

With a copy (which shall not constitute notice or delivery of process) to:	David Fine, Esq. 1012 Springfield Avenue Mountainside, NJ 07092 E-mail: legal@yorkvilleadvisors.com or at such other address and/or e-mail and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service in accordance with clause (i), (ii) or (iii) above, respectively.
Article XI. Miscellaneous
Section 11.01    Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Facsimile or other electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other Applicable Law, e.g., www.docusign.com), including by e-mail attachment, shall be deemed to have been duly and validly delivered and be valid and effective for all purposes of this Agreement.
Section 11.02    Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements among the Investor, the Company, their respective Affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed the Parties to this Agreement.
Section 11.03    Reporting Entity for the Common Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity. All references in this Agreement to “Bloomberg, L.P.” shall be understood to include any successor thereto or any other reporting entity consented to pursuant to this paragraph.
Section 11.04    Commitment and Structuring Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company has paid the Investor or its designee a structuring fee in the amount of $25,000, and the Company shall pay to the Investor a commitment fee in an amount equal to 0.75% of the Commitment Amount by the issuance to the Investor within three Trading Days of the Effective Date of 42,158 Common Shares (collectively, the “Commitment Shares”). The Commitment Shares issued hereunder shall be included on the initial Registration Statement.
Section 11.05    Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company, on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.
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IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
QUANTUM CORPORATION

By: /s/ Kenneth P. Gianella
Name: Kenneth P. Gianella
Title: Chief Financial Officer

INVESTOR:
YA II PN, LTD.

By: Yorkville Advisors Global, LP
Its: Investment Manager

By: Yorkville Advisors Global II, LLC
Its: General Partner

By: /s/ Michael Rosselli
Name: Michael Rosselli
Title: Partner
[Signature Page to Standby Equity Purchase Agreement]

ANNEX I TO THE
STANDBY EQUITY PURCHASE AGREEMENT
DEFINITIONS
“Additional Shares” shall have the meaning set forth in Section 2.01(d)(ii).
“Adjusted Advance Amount” shall have the meaning set forth in Section 2.01(d)(i).
“Advance” shall mean any issuance and sale of Advance Shares by the Company to the Investor pursuant to this Agreement.
“Advance Date” shall mean the first Trading Day after expiration of the applicable Pricing Period for each Advance.
“Advance Notice” shall mean a written notice in substantially the form of Exhibit A attached hereto to the Investor executed by an officer or other authorized representative of the Company and setting forth the number of Advance Shares that the Company desires to issue and sell to the Investor.
“Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 2.01(b) of this Agreement) an Advance Notice to the Investor, subject to the terms of this Agreement.
“Advance Shares” shall mean the Common Shares that the Company shall issue and sell to the Investor pursuant to an Advance Notice delivered in accordance with the terms of this Agreement.
“Affiliate” shall have the meaning set forth in Section 3.09.
“Agreement” shall have the meaning set forth in the preamble of this Agreement.
“Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, decrees, rulings, injunctions, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including, without limitation, (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.
“Average Price” shall mean a price per Advance Share equal to the quotient obtained by dividing (i) the aggregate gross purchase price paid by the Investor for all Shares purchased pursuant to this Agreement, by (ii) the aggregate number of Advance Shares issued pursuant to this Agreement.
“Black Out Period” shall have the meaning set forth in Section 6.02(a).
“Broker-Dealer” shall have the meaning set forth in Section 6.21.

“Business Day” shall mean any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by Applicable Laws to close.
“Closing” shall have the meaning set forth in Section 2.02.
“Commitment Amount” shall mean $200,000,000 of Common Shares.
“Commitment Period” shall mean the period commencing on the Effective Date and expiring upon the date of termination of this Agreement in accordance with Section 9.01.
“Commitment Shares” shall have the meaning set forth in Section 11.04.
“Common Shares” shall have the meaning set forth in the recitals of this Agreement.
“Company” shall have the meaning set forth in the preamble of this Agreement.
“Company Indemnitees” shall have the meaning set forth in Section 5.02.
“Condition Satisfaction Date” shall have the meaning set forth in Annex II.
“Current Report” shall have the meaning set forth in Section 6.11.
“Daily Traded Amount” shall mean the daily trading volume of the Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P.
“DTC” shall have the meaning set forth in Section 2.02(b).
“DWAC” shall have the meaning set forth in Section 2.02(b).
“Effective Date” shall mean the date hereof.
“Environmental Laws” shall have the meaning set forth in Section 4.13.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Cap” shall have the meaning set forth in Section 2.01(c)(iii).
“Excluded Day” shall have the meaning set forth in Section 2.01(d)(i).
“GAAP” shall have the meaning set forth in Section 4.06.
“Hazardous Materials” shall have the meaning set forth in Section 4.13.
“Indemnified Liabilities” shall have the meaning set forth in Section 5.01.
“Investor” shall have the meaning set forth in the preamble of this Agreement.

“Investor Indemnitees” shall have the meaning set forth in Section 5.01.
“Market Price” the Option 1 Market Price or the Option 2 Market Price, as applicable.
“Material Adverse Effect” shall mean, with respect to any event, occurrence or condition, (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.
“Material Outside Event” shall have the meaning set forth in Section 6.08.
“Maximum Advance Amount” in respect of each Advance Notice shall mean an amount equal to 100.0% of the average of the Daily Traded Amount during the five consecutive Trading Days immediately preceding an Advance Notice.
“Minimum Acceptable Price” shall mean the minimum price notified by the Company to the Investor in each Advance Notice, if applicable.
“Nasdaq” shall mean The Nasdaq Stock Market LLC.
“OFAC” shall have the meaning set forth in Section 4.26.
“Option 1 Market Price” shall mean the VWAP of the Common Shares during the Option 1 Pricing Period.
“Option 2 Market Price” shall mean the lowest daily VWAP of the Common Shares during the Option 2 Pricing Period.
“Option 1 Pricing Period” shall mean the period on the applicable Advance Notice Date with respect to an Advance Notice selecting an Option 1 Pricing Period commencing upon receipt by the Company of written confirmation (which may be by e-mail) of receipt of such Advance Notice by the Investor, and which confirmation shall specify such commencement time, and ending on 4:00 p.m. New York City time on the same Trading Day (unless otherwise agreed by the Parties).
“Option 2 Pricing Period” shall mean the three consecutive Trading Days commencing on the Advance Notice Date.
“Ownership Limitation” shall have the meaning set forth in Section 2.01(c)(i).
“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

“Pricing Period” shall mean the Option 1 Pricing Period or Option 2 Pricing Period, as applicable.
“Principal Market” shall mean the Nasdaq Global Market; provided, however, that in the event the Common Shares are ever listed or traded on the Nasdaq Global Market, the Nasdaq Global Select Market, the Nasdaq Capital Market, the New York Stock Exchange, the NYSE American, or the NYSE Euronext, then the “Principal Market” shall mean such other market or exchange on which the Common Shares are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Common Shares.
“Prospectus” shall mean any prospectus (including, without limitation, all amendments and supplements thereto) used by the Company in connection with a Registration Statement.
“Prospectus Supplement” shall mean any prospectus supplement to a Prospectus filed with the SEC from time to time pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, including, without limitation, any prospectus supplement to be filed in accordance with Section 6.01 hereof.
“Purchase Price” shall mean the price per Advance Share obtained by multiplying the Market Price by (i) 96.0%, in respect of an Advance Notice with an Option 1 Pricing Period, and (ii) 97.0%, in respect of an Advance Notice with an Option 2 Pricing Period.
“Registrable Securities” shall mean (i) the Shares and (ii) any securities issued or issuable with respect to the Shares by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.
“Registration Limitation” shall have the meaning set forth in Section 2.01(c)(ii).
“Registration Statement” shall mean a registration statement (including any documents incorporated by reference therein) on Form S-1 or Form S-3 or on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the registration of the resale by the Investor of the Registrable Securities under the Securities Act, which registration statement provides for the resale from time to time of the Shares as provided herein.
“Regulation D” shall mean the provisions of Regulation D promulgated under the Securities Act.
“Sanctions” shall have the meaning set forth in Section 4.26.
“Sanctioned Countries” shall have the meaning set forth in Section 4.26.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“SEC Documents” shall mean all reports, schedules, forms, statements, and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act, including all such documents filed both prior to and subsequent to the date of this Agreement.

“Securities Act” shall have the meaning set forth in the recitals of this Agreement.
“Settlement Document” shall have the meaning set forth in Section 2.02(a).
“Shares” shall mean the Commitment Shares and the Advance Shares to be issued from time to time hereunder pursuant to an Advance.
“Significant Advance” shall have the meaning set forth in Section 2.01(a)(iii).
“Subsidiary” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”
“Trading Day” shall mean any day during which the Principal Market shall be open for business.
“Transaction Documents” shall mean, collectively, this Agreement and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.
“Volume Threshold” shall mean a number of Common Shares equal to the quotient of (a) the number of Advance Shares requested by the Company in an Advance Notice divided by (b) 0.30.
“VWAP” shall mean, for any Trading Day or specified period, the volume weighted average price of the Common Shares on the Principal Market, for such specified period as reported by Bloomberg L.P. through its “AQR” function.

ANNEX II
TO THE STANDBY EQUITY PURCHASE AGREEMENT
CONDITIONS PRECEDENT TO THE RIGTH OF THE COMPANY
TO DELIVERY AN ADVANCE NOTICE
The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance are subject to the satisfaction or waiver, on each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:
(a)    Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the Advance Notice Date (except to the extent such representations and warranties are as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date).
(b)    Issuance of Commitment Shares. The Company shall have issued the Commitment Shares to an account designated by the Investor, in accordance with Section 11.04, all of which Commitment Shares shall be fully earned and non-refundable, regardless of whether any Advance Notices are made or settled hereunder or any subsequent termination of this Agreement.
(c)    Registration of the Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the Prospectus thereunder to resell all of the Advance Shares issuable pursuant to such Advance Notice. The Current Report shall have been filed with the SEC.
(d)    Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the Advance Shares issuable pursuant to such Advance Notice, or shall have the availability of exemptions therefrom. The sale and issuance of such Advance Shares shall be legally permitted by all laws and regulations to which the Company is subject.
(e)    No Material Outside Event. No Material Outside Event shall have occurred and be continuing.
(f)    Board. (I) The board of directors of the Company has approved the transactions contemplated by the Transaction Documents, (II) such approval has not been amended, rescinded or modified and remains in full force and effect as of the applicable Condition Satisfaction Date, and (III) a true, correct and complete copy of such resolutions duly adopted by the board of directors of the Company shall have been provided to the Investor.
(g)    Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior the applicable Condition Satisfaction Date.
(h)    No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental
A-1

authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by this Agreement.
(i)    No Suspension of Trading in or Delisting of Common Shares. (I) Trading in the Common Shares shall not have been suspended by the SEC, the Principal Market or FINRA, which suspension is continuing, (II) the Company shall not have received any written notice that is then still pending that the listing or quotation of the Common Shares on the Principal Market shall be terminated, nor shall there have been imposed any suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares that is continuing, (III) the Company shall not have received any written notice that is still pending from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by DTC with respect to the Common Shares is being imposed or is contemplated, and (IV) all of the Advance Shares issuable pursuant to the applicable Advance Notice shall be eligible for deposit at the brokerage account provided by the Investor for the delivery of such Common Shares.
(j)    Authorized. All of the Advance Shares issuable pursuant to the applicable Advance Notice shall have been duly authorized by all necessary corporate action of the Company.
(k)    Executed Advance Notice. The representations contained in the applicable Advance Notice shall be true and correct in all material respects as of the applicable Condition Satisfaction Date.
(l)    Consecutive Advance Notices. Except with respect to the first Advance Notice, the Company shall have delivered all Advance Shares relating to all prior Advances.
A-2

EXHIBIT A
FORM OF ADVANCE NOTICE
QUANTUM CORPORATION

Dated: ______________	Advance Notice Number: ____
The undersigned, _______________________, hereby certifies, with respect to the sale of shares of common stock, par value $0.01 per share, of QUANTUM CORPORATION (the “Company”) issuable in connection with this Advance Notice, delivered pursuant to that certain Standby Equity Purchase Agreement, dated as of [____________], 2025 (the “Agreement”), as follows (with capitalized terms used herein without definition having the same meanings as given to them in the Agreement):
1.    The undersigned is [a]/[the] duly elected ______________ of the Company.
2.    There are no fundamental changes to the information set forth in the Registration Statement that would require the Company to file a post-effective amendment to the Registration Statement.
3.     All conditions to the delivery of this Advance Notice are satisfied as of the date hereof.
4.    The number of Advance Shares the Company is requesting is _____________________.
5.    The Pricing Period for this Advance shall be an [Option 1 Pricing Period]/[Option 2 Pricing Period].
6.    (For an Option 1 Pricing Period Add:) The Volume Threshold for this Advance shall be _________. (For an Option 2 Pricing Period Add:) The Minimum Acceptable Price with respect to this Advance Notice is ____________ (if left blank then no Minimum Acceptable Price will be applicable to this Advance).
7.    The number of Common Shares of the Company outstanding as of the date hereof is ___________.
The undersigned has executed this Advance Notice as of the date first set forth above.

QUANTUM CORPORATION

By:
Name:
Title:
Please deliver this Advance Notice by email to:
Email: Trading@yorkvilleadvisors.com
Attention: Trading Department and Compliance Officer
Confirmation Telephone Number: (201) 985-8300.

EXHIBIT B
FORM OF SETTLEMENT DOCUMENT
VIA EMAIL
QUANTUM CORPORATION
Attn: [ ● ]
Email: [ ● ]

Below please find the settlement information with respect to the Advance Notice Date of:

1.a.	Number of Advance Shares requested in the Advance Notice

1.b.	Volume Threshold (Number of Common Shares in (1.a) divided by 0.30)

1.c.	Number of Common Shares traded during Pricing Period

2.	Minimum Acceptable Price for this Advance (if any)

3.	Number of Excluded Days (if any)

4.	Adjusted Advance Amount (if applicable) (including pursuant to Volume Threshold adjustment)

5.	Option [1] / [2] Market Price

6.	Purchase Price (Market Price x [96% for Option 1 or 97% for Option 2]) per share

7.	Number of Advance Shares due to the Investor

8.	Total Purchase Price due to Company (row 6 x row 7)

If there were any Excluded Days then add the following

9.	Number of Additional Shares to be issued to the Investor

10.	Additional amount to be paid to the Company by the Investor (Additional Shares in row 9 x Minimum Acceptable Price x 97%)
11.	Total Amount to be paid to the Company (Purchase Price in row 8 + additional amount in row 10)
12.	Total Advance Shares to be issued to the Investor (Advance Shares due to the Investor in row 7 + Additional Shares in row 9)

Please issue the number of Advance Shares due to the Investor to the account of the Investor as follows:

INVESTOR’S DTC PARTICIPANT #:

ACCOUNT NAME:
ACCOUNT NUMBER:
ADDRESS:
CITY:
COUNTRY:
CONTACT PERSON:
NUMBER AND/OR EMAIL:
Sincerely,

YA II PN, LTD.

Agreed and approved by QUANTUM CORPORATION:

Name:
Title: